UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ASPREVA PHARMACEUTICALS CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
04538T 10 9
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	04538T 10 9	13G	Page	2	of	25

1	NAMES OF REPORTING PERSONS: InterWest Partners VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		2,236,960

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,236,960

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,236,960

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 2 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	3	of	25

1	NAMES OF REPORTING PERSONS: InterWest Investors VII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		107,124

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		107,124

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	107,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 3 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	4	of	25

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		2,344,084

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,344,084

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,344,084

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 4 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	5	of	25

1	NAMES OF REPORTING PERSONS: InterWest Partners VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		969,145

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		969,145

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	969,145

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 5 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	6	of	25

1	NAMES OF REPORTING PERSONS: InterWest Investors VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		7,736

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		7,736

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	7,736

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 6 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	7	of	25

1	NAMES OF REPORTING PERSONS: InterWest Investors Q VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		27,727

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		27,727

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	27,727

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 7 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	8	of	25

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		1,004,608

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,004,608

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,004,608

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 8 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	9	of	25

1	NAMES OF REPORTING PERSONS: John C. Adler (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,004,608

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,004,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,004,608

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	10	of	25

1	NAMES OF REPORTING PERSONS: Stephen C. Bowsher (a Venture Member of InterWest Management Partners VII, LLC and a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	11	of	25

1	NAMES OF REPORTING PERSONS: Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	12	of	25

1	NAMES OF REPORTING PERSONS: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,004,608

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,004,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,004,608

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	13	of	25

1	NAMES OF REPORTING PERSONS: Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	14	of	25

1	NAMES OF REPORTING PERSONS: W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	15	of	25

1	NAMES OF REPORTING PERSONS: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	16	of	25

1	NAMES OF REPORTING PERSONS: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	17	of	25

1	NAMES OF REPORTING PERSONS: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,004,608

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,004,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,004,608

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	18	of	25

1	NAMES OF REPORTING PERSONS: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		9,545

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		9,545

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,358,237

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 18 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	19	of	25

1	NAMES OF REPORTING PERSONS: Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,348,692

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,348,692

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,348,692

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 19 of 25 Pages

CUSIP No.	04538T 10 9	13G	Page	20	of	25

1	NAMES OF REPORTING PERSONS: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,004,608

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,004,608

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,004,608

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 20 of 25 Pages

ITEM 1.
(a)	NAME OF ISSUER : Aspreva Pharmaceuticals Corporation

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE :

4464 Markham Street, Suite 1203, Victoria, BC V8Z 7X8
ITEM 2.
(a)	NAME OF PERSON(S) FILING:
InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)
(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE :

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VII:	California
II VII:	California
IMP VII:	California
IWP VIII:	California
II VIII:	California
IIQ VIII:	California
IMP VIII:	California
Adler:	United States
Bowsher:	United States
Cash:	United States
Ehrlich:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Nash:	United States
Oronsky:	United States
Rosch:	United States
Sweeney:	United States
Page 21 of 25 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 04538T 10 9
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VII	II VII	IMP VII (1)
Beneficial Ownership	2,236,960	107,124	2,344,084
Percentage of Class	6.6%	0.3%	6.9%
Sole Voting Power	2,236,960	107,124	2,344,084
Shared Voting Power	0	0	0
Sole Dispositive Power	2,236,960	107,124	2,344,084
Shared Dispositive Power	0	0	0

	IWP VIII	II VIII	IIQ VIII	IMP VIII (2)
Beneficial Ownership	969,145	7,736	27,727	1,004,608
Percentage of Class	2.8%	Less than 0.1%	0.1%	2.9%
Sole Voting Power	969,145	7,736	27,727	1,004,608
Shared Voting Power	0	0	0	0
Sole Dispositive Power	969,145	7,736	27,727	1,004,608
Shared Dispositive Power	0	0	0	0

	Adler (3)	Bowsher (4)	Cash (4)	Ehrlich (3)
Beneficial Ownership	1,004,608	3,348,692	3,348,692	1,004,608
Percentage of Class	2.9%	9.8%	9.8%	2.9%
Sole Voting Power	0	0	0	0
Shared Voting Power	1,004,608	3,348,692	3,348,692	1,004,608
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	1,004,608	3,348,692	3,348,692	1,004,608

	Gianos (4)	Hedrick (4)	Holmes (4)	Kliman (4)
Beneficial Ownership	3,348,692	3,348,692	3,348,692	3,348,692
Percentage of Class	9.8%	9.8%	9.8%	9.8%
Sole Voting Power	0	0	0	0
Shared Voting Power	3,348,692	3,348,692	3,348,692	3,348,692
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	3,348,692	3,348,692	3,348,692	3,348,692

	Nash (3)	Oronsky (4)(5)	Rosch (4)	Sweeney (3)
Beneficial Ownership	1,004,608	3,358,237	3,348,692	1,004,608
Percentage of Class	2.9%	9.8%	9.8%	2.9%
Sole Voting Power	0	9,545	0	0
Shared Voting Power	1,004,608	3,348,692	3,348,692	1,004,608
Sole Dispositive Power	0	9,545	0	0
Shared Dispositive Power	1,004,608	3,348,692	3,348,692	1,004,608

Page 22 of 25 Pages

ITEM 4. OWNERSHIP-Continued from prior page.
(1)	IMP VII is the general partner of IWP VII and II VII.

(2)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(3)	Sweeney is a Managing Director of IMP VIII. Adler, Ehrlich and Nash are Venture Members of IMP VIII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII and IMP VIII. Bowsher is a Venture Member of IMP VII and a Managing Director of IMPVIII.

(5)	Includes 9,545 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2005
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreements of IMP VII and IMP VIII, the members of such limited liability companies have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability companies.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9.NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 23 of 25 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date:February 14, 2006

By:/s/ John C. Adler	INTERWEST PARTNERS VII, LP
Name:John C. Adler

By:/s/ Stephen C. Bowsher Name:Stephen C. Bowsher	By: InterWest Management Partners VII, LLC its General Partner

By:/s/ Harvey B. Cash Name:Harvey B. Cash	By: /s/ W. Stephen Holmes Managing Director

By:/s/ Christopher B. Ehrlich	INTERWEST INVESTORS VII, LP
Name:Christopher B. Ehrlich

By:/s/ Philip T. Gianos Name:Philip T. Gianos	By: InterWest Management Partners VII, LLC its General Partner

By:/s/ W. Scott Hedrick Name:W. Scott Hedrick	By: /s/ W. Stephen Holmes Managing Director

By:/s/ W. Stephen Holmes	INTERWEST PARTNERS VIII, LP
Name:W. Stephen Holmes

By:/s/ Gilbert H. Kliman Name:Gilbert H. Kliman	By: InterWest Management Partners VIII, LLC its General Partner

By:/s/ H. Ronald Nash Name:H. Ronald Nash	By: /s/ W. Stephen Holmes Managing Director

By:/s/ Arnold L. Oronsky	INTERWEST INVESTORS VIII, LP
Name:Arnold L. Oronsky

By:/s/ Thomas L. Rosch Name:Thomas L. Rosch	By: InterWest Management Partners VIII, LLC Its General Partner

By:/s/ Michael B. Sweeney Name:Michael B. Sweeney	By: /s/ W. Stephen Holmes Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC	INTERWEST INVESTORS Q VIII, LP

By:/s/ W. Stephen Holmes Managing Director	By: InterWest Management Partners VIII, LLC Its General Partner

INTERWEST MANAGEMENT PARTNERS VIII, LLC	By: /s/ W. Stephen Holmes Managing Director
By: /s/ W. Stephen Holmes Managing Director
Page 24 of 25 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date:   February 14, 2006

By:/s/ John C. Adler	INTERWEST PARTNERS VII, LP
Name:John C. Adler

By:/s/ Stephen C. Bowsher Name:Stephen C. Bowsher	By: InterWest Management Partners VII, LLC its General Partner

By:/s/ Harvey B. Cash Name:Harvey B. Cash	By: /s/ W. Stephen Holmes Managing Director

By:/s/ Christopher B. Ehrlich	INTERWEST INVESTORS VII, LP
Name:Christopher B. Ehrlich

By:/s/ Philip T. Gianos Name:Philip T. Gianos	By: InterWest Management Partners VII, LLC its General Partner

By:/s/ W. Scott Hedrick Name:W. Scott Hedrick	By: /s/ W. Stephen Holmes Managing Director

By:/s/ W. Stephen Holmes	INTERWEST PARTNERS VIII, LP
Name:W. Stephen Holmes

By:/s/ Gilbert H. Kliman Name:Gilbert H. Kliman	By: InterWest Management Partners VIII, LLC its General Partner

By:/s/ H. Ronald Nash Name:H. Ronald Nash	By: /s/ W. Stephen Holmes Managing Director

By:/s/ Arnold L. Oronsky	INTERWEST INVESTORS VIII, LP
Name:Arnold L. Oronsky

By:/s/ Thomas L. Rosch Name:Thomas L. Rosch	By: InterWest Management Partners VIII, LLC Its General Partner

By:/s/ Michael B. Sweeney Name:Michael B. Sweeney	By: /s/ W. Stephen Holmes Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC	INTERWEST INVESTORS Q VIII, LP

By:/s/ W. Stephen Holmes Managing Director	By: InterWest Management Partners VIII, LLC Its General Partner

INTERWEST MANAGEMENT PARTNERS VIII, LLC	By: /s/ W. Stephen Holmes Managing Director
By: /s/ W. Stephen Holmes Managing Director
Page 25 of 25 Pages